Exhibit 99.1

News Release

Two North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

MEDIA CONTACT	Charles F. Avery, Jr.
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE	December 8, 2014

FreightCar America, Inc. Announces Expansion of Production

Capacity at Its Shoals Facility in Alabama

$10 Million Investment to Create 150 to 200 Additional Jobs

Chicago, IL, December 8, 2014 — FreightCar America, Inc. (NASDAQ: RAIL) (the Company) is expanding its presence in the Shoals region of Alabama through the previously announced $10 million expansion to add an additional production line to meet growing demand for the Company’s new types of railcars. As the Company increases production, it will add an additional 150 to 200 jobs beyond its current employment base of approximately 500 employees.

When fully operational in the second quarter of 2015, the facility will have the capacity to build approximately 6,000 to 8,000 railcars per year. With the $10 million additional capital investment, FreightCar America’s total investment in the Shoals facility will approximate $33 million.

The new production line will increase FreightCar America’s sublease of Navistar, Inc.’s Cherokee, Alabama manufacturing facility to approximately one-third of the entire facility. Completed in 2008, the production facility was designed to efficiently build a wide variety of railcar types. FreightCar America has subleased a portion of the facility since the beginning of 2013, with production commencing in July of 2013.

“FreightCar America has successfully diversified the Company with a number of new railcar types, which have been well-received in the marketplace,” said Joe McNeely, President and Chief Executive Officer. “A major part of this achievement has been the decision to manufacture railcars at the state-of-the-art Shoals facility. Our success has a lot of contributors, including all of our employees and our business partners, especially Navistar, the Retirement Systems of Alabama and AIDT. We also want to thank Governor Robert Bentley and the State of Alabama, Shoals Economic Development Authority and all of the Shoals community for their support. We look forward to these valued relationships as we grow and make FreightCar America a long-term valuable member of this community.”

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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